Ex 99.1

ATWOOD OCEANICS, INC. ANNOUNCES PLANNED RETIREMENT OF SENIOR EXECUTIVES

Houston, Texas
September 22, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE: ATW) Houston-based International Drilling Contractor (the “Company”), announced today that John R. Irwin, Chief Executive Officer and President, and James M. Holland, Chief Financial Officer, Senior Vice President and Secretary, plan to retire from the Company with effect from July 31, 2010 and December 31, 2010, respectively, subject to the Company’s confirmation of suitable successors.  In contemplation of their departures from the Company, the Company has entered into an Executive Retention Agreement with each of Messrs. Irwin and Holland to secure their services until their respective dates of planned retirement, providing continuity of management in the interim.  In connection with the foregoing, the Company has entered into new Executive Agreements with each of Messrs. Irwin and Holland to replace the Executive Agreements dated September 18, 2002 for each of Messrs. Irwin and Holland.  At the Company’s request, the executives may retire from their executive positions prior to the expiration of the term, but continue employment with the Company in different capacities pursuant to the terms of the Executive Retention Agreements.  The Nominating and Corporate Governance Committee of the Board of Directors has engaged an executive search firm to assist with evaluation and recruitment of suitable successor candidates.

On behalf of the Company, Hans Helmerich, Chairman of the Board, expressed “the greatest appreciation for the outstanding dedication and hard work of John and Jim during their service to the Company for over 30 years. John, Chief Executive Officer since 1992, and Jim, Chief Financial Officer since 1988, have ably served the Company, and during their tenures the Company has seen extraordinary growth, resulting in historical records of financial performance.”

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including: the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact: Jim Holland
(281) 749-7804